Exhibit 99.1

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Announces Pricing of Public Offering of 7.125% Series B Cumulative Redeemable Preferred Stock

New York, NY – August 12, 2014 - Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust (the “Company”), announced today that it priced the public offering of 3,500,000 shares of its 7.125% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series B Preferred Stock”), for gross proceeds of $87.5 million before deducting the underwriting discount and estimated offering expenses payable by the Company.

The Company intends to apply to list the Series B Preferred Stock on the New York Stock Exchange under the symbol “GPT PB.” The offering is subject to customary closing conditions and is expected to close on or about August 15, 2014.

The Company intends to use the net proceeds from this offering, together with cash on hand as necessary, to redeem all of the Company’s outstanding Series A Preferred Stock.

BofA Merrill Lynch and Morgan Stanley are serving as joint book-running managers of the offering. J.P. Morgan and Stifel are serving as co-managers.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus supplement and accompanying prospectus, a copy of which may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com; and Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, telephone: (866) 718-1649. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates a commercial real estate asset and property management business for third parties.

(GPT-IN)

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. For example, the fact that the offering described above has priced may imply that the offering will close, but closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Completion of the offering on the date and the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company. Investors should not place undue reliance upon forward-looking statements.